EXHIBIT 99.1

News Release

Public Storage, Inc.

701 Western Avenue

Glendale, CA 91201-2349

www.publicstorage.com

For Release: Date: Contact:	Immediately March 22, 2004 Mr. John Reyes (818) 244-8080

Public Storage, Inc. Announces Restructure of Preferred Units

Glendale, California—John Reyes, Senior Vice President and Chief Financial Officer of Public Storage, Inc. (NYSE and PCX:PSA), announced today the restructure of certain preferred partnership units.

Outside investors own our 9.5% Series N Cumulative Redeemable Perpetual Preferred Units ($240 million stated amount). This series of preferred units is redeemable by the Company in March 2005 at the stated amount plus any accrued and unpaid distributions.

The holders of $200 million of the series N preferred units have agreed, in exchange for a special distribution of $8 million, to a reduction in the distribution rate on their preferred units from 9.50% per year to 6.40% per year, effective March 22, 2004. The holders will also be entitled to their accrued and unpaid distribution through the effective date of the exchange. No third party fees were paid by the Company in the restructure.

This restructure of the preferred units will result in an increase in income allocable to minority interests and a reduction to the Company’s net income for the first quarter of 2004 of $10.063 million from (1) the cash payment to the holders of the preferred units ($8 million) and (2) the application of the Securities and Exchange Commission’s recent clarification of Emerging Issues Task Force (“EITF”) Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock” ($2.063 million). The $2.063 million additional reduction in the Company’s net income represents the excess of the $200 million stated amount of the preferred units over their carrying amount.

The restructure of the preferred units will result in an increase in the Company’s net income of $1.55 million per quarter beginning with the second quarter of 2004.

Public Storage, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters is located in Glendale, California. The Company’s self-storage properties are located in 37 states. At December 31, 2003, the Company had interests in 1,410 storage facilities with approximately 85.2 million net rentable square feet and 787,000 rentable units.

When used within this document, the words “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions are intended to identify “forward-looking statements” within the meaning of that term in Section 27A of the Securities Exchange Act of 1933, as amended, and in Section 21F of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward looking statements. Such factors are described in Item 1A to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, “Risk Factors,” and include changes in general economic conditions and in the markets in which the Company operates and the impact of competition from new and existing storage and commercial facilities and other storage alternatives, which could impact rents and occupancy levels at the Company’s facilities; difficulties in the Company’s ability to evaluate, finance and integrate acquired and developed properties into the Company’s existing operations and to fill up those properties, which could adversely affect the Company’s profitability; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase the Company’s expense and reduce the Company’s cash available for distribution; consumers’ failure to accept the containerized storage concept which would reduce the Company’s profitability; difficulties in raising capital at reasonable rates, which would impede the Company’s ability to grow; delays in the development process, which could adversely affect the Company’s profitability; and economic uncertainty due to the impact of war or terrorism could adversely affect our business plan. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this report.

More information about Public Storage, Inc. is available on the Internet. The Company’s Form 10-K for the year ended December 31, 2003, which is certified by the Company’s CEO, President, and Chief Financial Officer, is posted to our website, www.publicstorage.com.